EXHIBIT INDEX

Exhibit Number      Description                          Page at Which Located
--------------      -----------                          ---------------------

    99.1            Information Relating to Latin                 5
                    American Cross-Border Exposure

                                                     EXHIBIT 99.1


                                  LATIN AMERICAN COUNTRY CROSS-BORDER EXPOSURE(1)
                                                    (in billions)


                               June 30, 1998                            December 31, 1997
                -------------------------------------------  ----------------------------------------
                   Lending-     Foreign          Total       Lending-      Foreign          Total
                   Related     Exchange &     Cross-Border   Related      Exchange &     Cross-Border
COUNTRY          & Other(2)  Derivatives(3)     Exposure    & Other(2)  Derivatives(3)     Exposure
-------         -----------  -------------    ------------  ----------  --------------   ------------
Brazil          $   4.2      $    0.1         $    4.3      $  4.7      $   0.2          $   4.9
Argentina           3.0           0.1              3.1         3.2          0.1              3.3
Mexico              2.0           0.5              2.5         2.7          0.3              3.0
Chile               1.1           0.0              1.1         1.5          0.0              1.5
Colombia            1.0           0.0              1.0         0.8          0.0              0.8
Venezuela           0.5           0.0              0.5         1.0          0.0              1.0
                   ----           ---             ----        ----          ---             ----
    Sub Total   $  11.8      $    0.7         $   12.5      $ 13.9      $   0.6          $  14.5
All Other           0.9           0.2              1.1         1.4          0.1              1.5
                   ----           ---             ----        ----          ---             ----
    Total(4)    $  12.7      $    0.9         $   13.6      $ 15.3      $   0.7          $  16.0
                   ====           ===             ====        ====          ===             ====


(1) Cross-border exposure represents both public and private sectors and is presented net of written guarantees and tangible liquid collateral held outside the foreign country.

(2) Includes loans and accrued interest, interest-bearing deposits with banks, trading debt and equity instruments, acceptances, other monetary assets, issued letters of credit, undrawn commitments to extend credit and local currency assets, net of local currency liabilities.

(3) Foreign exchange largely represents the mark-to-market exposure of spot and forward contracts. Derivatives largely represent the mark-to-market exposure of risk management instruments. Mark-to-market exposure is a measure, at a point in time, of the value of a foreign exchange or derivative contract in the open market.

(4)  Excludes Bermuda and Cayman Islands.